Exhibit 10.3

AMENDMENT TO

GUARANTY BANCORP EXECUTIVE CASH INCENTIVE PLAN

Amendment, dated October 27, 2008 (the “Amendment”), to the Guaranty Bancorp Executive Cash Incentive Plan (the “Plan”).

WHEREAS, Guaranty Bancorp (the “Company”) has adopted the Plan;

WHEREAS, in order to avoid certain adverse federal income tax consequences to holders of certain awards under the Plan as a result of Section 409A of the Internal Revenue Code of 1986, as amended, the Company desires to implement certain amendments to the Plan; and

WHEREAS, the Plan authorizes the Company to amend or revise the terms of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.  The second sentence of the first paragraph of the section entitled “Payment of Awards” is amended in its entirety to read as follows:

“Any Award with respect to a Performance Period will be paid within the period that is 2½ months after the end of the calendar year in which the Performance Period ends.”

2. The second sentence of the second paragraph of the section entitled “Payment of Awards” is amended by adding the following to the end thereof:

“and will be paid at the same time as other Awards are paid under the Plan (as described in the preceding paragraph)”

3.  A new section entitled “Code Section 409A” is added after the section entitled “Amendment or Termination of the Plan” to read as follows:

CODE SECTION 409A.

The Awards under this Plan are generally intended to be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) as short-term deferral.  However, notwithstanding the foregoing or anything to the contrary in this Plan or elsewhere, if a Participant is a “specified employee” as determined pursuant to Section 409A as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award provided for in this Plan or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then any such payment that is payable during the first six months following the Participant’s “separation from service” shall be paid in a lump sum to the Participant on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at his or her death.  In addition, any payment of an Award upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid, delivered, settled or exercised upon a “separation from service”.

4.  Effectiveness of Amendment.  This Amendment shall become effective as of January 1, 2009.

5.  Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.

6.  Other Provisions Unaffected.  Except as modified by this Amendment, the existing provisions of the Plan shall remain in full force and effect.